EXHIBIT 4.2

9th February 2004

The Directors

UNOVA U.K. Limited

Cincinnati Machine U.K. Limited

Intermec Technologies U.K. Limited

UNOVA, Inc.

2nd Floor Sovereign House

Vastern Road

Reading

RG1 8BT

Dear Sirs

Barclays Bank PLC (the “Bank”) is pleased to offer to provide in aggregate short term facilities of up to £15,000,000 (fifteen million pounds sterling) to UNOVA U.K. Limited, Cincinnati Machine U.K. Limited and Intermec Technologies U.K. Limited (together the “Borrowers” and each a “Borrower”) subject to the terms and conditions set out below.

Capitalised words used below shall have the meanings given to them in clause 17 and elsewhere in this Facility Letter.

The Bank is also pleased to offer to provide the Borrowers with a spot and forward exchange transactions facility of up to £1,000,000 (the “SFET”). Utilisation under the SFET shall be in accordance with Schedule D attached hereto.

In addition, the Bank is prepared to provide the Borrowers with the following facilities (documented separately):

(a)                                  Company Barclaycard facility of up to £268,500;

(b)                                 BACS facility of up to £5,380,000; and

(c)                                  Business Master facility of up to £2,570,000,

The Schedules attached hereto form part of the terms and conditions of this Facility Letter.

Subject to satisfaction of the conditions set out in clause 18 below, the Facility and the SFET will be available for utilisation by the Borrowers, subject to the following terms and conditions:

1.                                       Options Available Within and Utilisation of the Facility

1.1                                 The Facility may be utilised by way of the following options and in accordance with the provisions of the Schedules related thereto:

Sterling and/or Currency Money Market Loan (the “Sterling/Currency MML”) (see Schedule A) and/or

Sterling Overdraft (the “Sterling Overdraft”) (see Schedule B) and/or

Bonds, Guarantees and Indemnities (the “Ancillary Facility”) (see Schedule C).

Within the Facility, the aggregate of the liabilities due, owing or incurred thereunder shall not at any time exceed £15,000,000 (or its currency equivalent).

Within the Facility, the aggregate of liabilities incurred or due and owing under the Sterling Overdraft shall not at any time exceed £1,000,000 or the unutilized portion of the Facility, which ever is less.

Within the Facility, the aggregate of the bonds, guarantees and indemnities issued under the Ancillary Facility shall not at any time exceed £10,500,000 (or its currency equivalent).

1.2                                 The sterling equivalent of the currency or currencies utilised or available to be utilised under the Facility and the SFET may be calculated by the Bank at any time by reference to the Bank’s spot rate of exchange in the London Foreign Exchange Market for the sale of the relevant currency or currencies for sterling.

2.                                       Availability

If on the day of utilisation:

(a)                                  no Event of Default or Potential Event of Default has occurred and is continuing; and

(b)                                 the representations and warranties detailed within clause 9 below are true on such day, then the Facility is available for utilisation until the second anniversary of the date of acceptance of  this letter (the “Expiry Date”) and no liability or liabilities may extend beyond the Expiry Date.

Shortly before the first anniversary of the acceptance of this offer and annually thereafter the Bank agrees to consider in its absolute discretion an extension of the Expiry Date by a further year if requested in writing by the Borrowers.  The Bank’s agreement to any extension and/or change in any terms and conditions will be notified in writing to the Borrowers.

3.                                       Security and Guarantees

3.1                                 All indebtedness owing by the Borrowers to the Bank is to be (i) guaranteed by the cross guarantees which are to have been executed in the Bank’s standard form (with such amendments thereto as the Bank and the Borrowers may agree) by each Borrower and UNOVA, Inc. (together the “Guarantors” and each a “Guarantor”) and (ii) secured by (a) the debentures which have already been executed in the Bank’s standard form (with such amendments thereto as the Bank and the Borrowers may agree) by each Borrower and (b) legal charges over the Properties which have already been executed in the Bank’s standard form (with such amendments thereto as the Bank and the Borrowers may agree) by UNOVA U.K. Limited and Cincinnati Machine U.K. Limited.

3.2                                 The Bank may from time to time require the Properties and the Trade Debtors to be professionally valued.  The Borrower will pay the costs of one such valuation per Property per annum together with the costs of any such valuation of the Properties and the Trade Debtors carried out where the Bank suspects that a Potential Event of Default has occurred and is continuing.

4.                                       Mandatory Prepayment

4.1                                 Each Borrower and UNOVA, Inc. undertakes that within 3 Business Days of receipt of the Disposal Proceeds, it shall (a) apply, or procure the application, in repayment of outstanding liabilities under the Sterling/Currency MML, an amount equal to the amount necessary to ensure compliance with the covenant set out at clause 10.2(a) and (b) reduce and cancel the Sterling/Currency MML by an amount equal to the amount necessary to ensure compliance with the covenant set out in clause 10.2(a).

4.2                                 Following a cancellation of the Sterling/Currency MML by the amount referred to in clause 4.1, the Borrowers may request that a portion of the cancelled amount of the Sterling/Currency MML become available for redrawing. Upon receipt of such request the Bank will enter into discussions with the Borrowers and may in its absolute discretion agree that such portion will become available for redrawing.

5.                                       Cancellation

Any undrawn part of the Facility may be cancelled by the Borrowers in minimum amounts of £500,000 and multiples of £50,000 subject to the Borrowers:

(a)                                  giving the Bank not less than seven Business Days’ notice in writing (such notice, once given, shall be irrevocable); and

(b)                                 paying to the Bank a cancellation fee of 0.5% of the amounts cancelled together with any accrued non-utilisation fee thereon if such cancellation arises as a result of the Borrowers obtaining a replacement facility for this Facility from a bank or financial institution which is not part of the group comprising the Bank and its subsidiary undertakings.

The non_utilisation fee will then cease to accrue on such cancelled amounts.  Amounts which are cancelled will no longer be available for utilisation.

6.                                       Change of Circumstances

6.1                                 In the event of:

(a)                                  any change in applicable law, regulation or practice resulting in the Bank being subjected to any new or additional tax, levy, duty, charge, penalty, deduction or withholding of any nature (other than tax on the Bank’s overall net profits and gains), or

(b)           any existing requirements of any central bank, governmental, fiscal, monetary, regulatory or other authority in any applicable jurisdiction affecting the conduct of the Bank’s business being changed or any new requirements being imposed (whether or not having the force of law), including, without limitation, any resulting from the introduction or operation of the euro and a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments, including its obligations under this Facility Letter, and the result is in the sole opinion of the Bank (directly or indirectly) to increase the cost to the Bank of funding, making available or maintaining the Facility or to reduce the amount of any payment received or receivable by the Bank or to reduce the effective return to the Bank, then the Borrowers shall pay to the Bank on demand such sum as may be certified in writing by the Bank to the Borrowers as necessary to compensate the Bank for such increased cost or such reduction.

6.2                                 The Borrowers may, at any time within six weeks after the date of certification from the Bank under clause 6.1, prepay all amounts outstanding under the Facility without penalty and without incurring any cancellation fee (subject to clause 16.3(iv)), by giving not less than five Business Days’ irrevocable notice to the Bank to that effect specifying the prepayment date.  The Borrowers shall be obliged to prepay to the Bank all amounts outstanding under the Facility on such date, together with all interest accrued to the date of actual payment and all other sums due to the Bank hereunder.  Unless prepayment is made within such period of six weeks, an amount equal to such increased cost or such reduction will be payable by the Borrowers under the preceding sub-clause from the date of such certification.

6.3                                 Reference to the cost of funds/sterling deposits and to the London Interbank Market shall, if such cost ceases to be market practice/ordinarily used by the Bank for the purpose of calculating interest on facilities of this kind or such market no longer exists in comparable form, be construed as meaning the appropriate and reasonable alternative cost or source of funds as the case may be, as determined by the Bank.

7.                                       Fees

7.1                                 A non-utilisation fee at the rate of 0.5% per annum calculated on a daily basis from the date of the Borrowers’ acceptance of this offer on the undrawn portion of the Facility, will be payable to the Bank quarterly in arrears and on the Expiry Date.

7.2                                 A renewal fee at the rate of 0.25% on the available amount of the Facility will be payable by the Borrowers to the Bank annually in advance.

7.3                                 Any fee referred to in clauses 7.1 or 7.2 is exclusive of any VAT which might be chargeable in connection with that fee.  If any VAT is so chargeable, it shall be paid by the Borrowers to the Bank at the same time as it pays the relevant fee.

8.                                       Legal, Valuation and other Expenses

Any legal and valuation fees and expenses (including documentation fees) (including any applicable VAT) and other out of pocket expenses (including any applicable VAT) incurred by the Bank in connection with the preparation, execution and implementation of this Facility Letter (and the documents referred to herein) and the enforcement and preservation by the Bank of its rights under this Facility Letter or such documents will be reimbursed by the Borrowers on demand by the Bank on a full indemnity basis (whether or not the Facility is drawn down) and may be debited to the Borrowers’ account with the Bank without further authority from the Borrowers.  Other than in connection with enforcement or preservation, the Bank will consult with the Borrowers prior to incurring such fees and expenses and shall provide estimates to the Borrowers.

9.                                       Representations and Warranties

9.1                                 By accepting this Facility Letter, each Borrower makes the representations and warranties contained in (a) to (g) below, and each Guarantor makes the representations and warranties contained in (h) below:

(a)                                  it has the necessary corporate power and authority to borrow the full amount of the Facility on the terms and conditions set out in this Facility Letter and to perform and observe its obligations under this Facility Letter and it has obtained all necessary approvals, authorisations, consents or clearances of all governmental, judicial or regulatory bodies and authorities required in connection with the execution, delivery and performance hereof and the carrying out of the transactions contemplated in this Facility Letter;

(b)                                 there is no law, decree or similar enactment binding on it and no provision in any corporate document, mortgage, indenture, trust deed, contract or agreement binding on it or affecting its property which would conflict with or prevent it from borrowing under the Facility, or which would prevent it from observing any of its obligations in this Facility Letter;

(c)                                  neither its acceptance of this offer nor the performance by it of its obligations or the exercise of any of its rights under the terms of this Facility Letter will result in the existence of, or oblige such Borrower to create, any security interest in favour of any third party (other than the Bank) over the whole or any part of the undertaking or assets, present or future, of such Borrower and there are no subsisting mortgages, charges or other encumbrances affecting any of the undertaking, property assets or revenues of such Borrower other than those detailed within clause 10.1(a) below;

(d)                                 it is not in breach of any of the limits or restrictions or obligations imposed by any other agreement or instrument and no Event of Default has occurred and is continuing;

(e)                                  to the best of its knowledge, information and belief, having made all reasonable enquiries, there are no legal or other proceedings pending or threatened before any court, tribunal, commission or other regulatory authority involving it which are likely to be adversely determined against it and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(f)                                    all factual or financial information provided by or on its behalf to the Bank for the purpose of obtaining the Facility was true, complete and accurate in all material respects at the time it was provided and all forecasts and opinions provided to the Bank for such purpose were honestly made on reasonable grounds after careful enquiry by such Borrower and the most recent accounts provided by the Borrower pursuant to clause 11.1(a) below were prepared in accordance with the laws of its jurisdiction of incorporation and give a true and fair view of the state of its affairs and disclose all liabilities and unrealised or expected losses required to be disclosed under generally accepted accounting practices;

(g)                                 no event has occurred between the date to which its latest audited consolidated accounts available to the Bank were prepared and the date on which this warranty is given or deemed to be given which could reasonably be expected to have a Material Adverse Effect; and

(h)                                 each Guarantor has the necessary corporate power and authority to execute and observe its respective obligations under the guarantees and the security referred to in clause 3 above which constitute that Guarantor’s valid and binding obligations and no Guarantor is or would be in breach of any enactment or contractual document of whatsoever nature by reason of such execution and observance and the representations set out in (d), (e), (f) and (g) of this clause 9.1 would remain true if reference therein to each Borrower included reference to each Guarantor.

9.2                                 Each Borrower and Guarantor shall be deemed to repeat the representations and warranties contained in this clause 9 on the day of each utilisation (and in any event at intervals not exceeding six months) by reference to the circumstances then existing.

10.                                 Covenants

10.1                           By accepting this Facility Letter, each Borrower undertakes for so long as any liability remains outstanding hereunder that, save with the prior written consent of the Bank:

(a)                                  no Borrower nor any UK Subsidiary will create or agree to create or permit to subsist (other than to the Bank) any Encumbrance on the whole or any part of its undertaking, property, assets or revenues, present or future, including uncalled capital, save that this restriction will not be breached by any of the following:

(i)                                     the continuance of existing Encumbrances full details of which have been disclosed to the Bank in writing prior to the date of this Facility Letter, provided that the maximum principal amount outstanding and secured by any such Encumbrance is not at any time increased; or

(ii)                                  the acquisition, after the date of this Facility Letter, of companies and/or properties having or being subject to existing secured borrowings, provided that the maximum principal amount for which such Encumbrance was originally given is not at any time increased and such Encumbrance is discharged or released within 180 days after the date of such acquisition; or

(iii)                               any Encumbrance over plant, machinery or equipment granted solely in connection with financing or operating leasing arrangements permitted under paragraph (c) of the definition of Permitted Disposal;

(b)                                 no Borrower nor any UK Subsidiary will give any guarantee, bond or indemnity, or make available any new loan or financial accommodation to any person or increase the amount or extend the duration or otherwise alter in any material respect the terms of any such existing loans or financial accommodation, except that this clause 10.1(b) shall not apply to any Permitted Loan;

(c)                                  no Borrower nor any UK Subsidiary will sell, transfer or otherwise dispose of the whole or any part of its undertaking, property, assets or revenues, whether by a single transaction or a number of transactions relating to assets the value of which, when aggregated with the value of all other sales, transfers or disposals of assets made by each Borrower and its UK Subsidiaries in the same accounting reference period, would exceed £3,000,000, calculated at the higher of market value or net book value (such aggregate figure being proportionately reduced or increased for any such period which is less than 360 days or more than 370 days), except that this clause 10.1(c) shall not apply to any Permitted Disposal;

(d)                                 no Borrower nor any UK Subsidiary will make any material investment in shares, securities or debentures (whether secured or unsecured) of a company or in a business.  For the purpose of this clause 10.1(d) “material” shall mean an amount in excess of £2,000,000 (gross cost), or the equivalent in other currencies, in the case of a single transaction or an amount which, when aggregated with all other investments made by each Borrower and its UK Subsidiaries in the same accounting reference period, exceeds £2,000,000 (gross cost), or the equivalent in other currencies (such figure being proportionately reduced or increased for any such period which is less than 360 days or more than 370 days);

(e)                                  each Borrower shall maintain and procure that each of its Subsidiaries maintains adequate insurance on and in relation to its business and assets with reputable underwriters or insurance companies which are financially sound and having a rating of at least A+ or better by Best Rating Guide against such risks to the extent usual for persons carrying on a business such as that carried on by such Borrower or (as the case may be) such Subsidiary;

(f)                                    each Borrower will forthwith, upon becoming aware of it, inform the Bank of any litigation, arbitration or administration proceeding pending or, to the best of its knowledge, information and belief, threatened against any Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;

(g)                                 each Borrower will forthwith, upon becoming aware of it, inform the Bank of the occurrence of any Event of Default or Potential Event of Default and also inform the Bank of any steps taken or proposed to be taken to remedy or mitigate the effect of any such event;

(h)           no Borrower will declare or pay any dividend or make any distribution to its shareholders in respect of any accounting reference period without the Bank’s prior written consent, which shall not be unreasonably withheld or delayed if (i) at the times that such dividend is both declared and paid, or such distribution is made, there are no outstanding drawings under the Sterling/Currency MML and (ii) the Operating Cashflow of such Borrower is positive for such accounting reference period;

(i)                                     (other than Permitted Loans) no Borrower will make any loans or advances to, or enter into any management, consultancy, sale or other agreement of whatever kind with its Parent or any other Subsidiary of its Parent except on arms’ length terms for good commercial reasons or in the ordinary course of business and no material amendment shall be made to any such loan, advance or agreement existing at the date hereof which would cause such loan, advance or agreement to infringe this clause 10.1(i);

(j)                                     each Borrower’s obligations under this Facility Letter shall at all times rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of such Borrower, except for any liabilities which would be accorded preferential ranking by statute in a winding_up;

(k)                                  the claims of the Bank against each Borrower under this Facility Letter shall at all times rank prior to the claims of all other Borrowers and Subsidiaries against such Borrower; and

(l)                                     no Borrower will make, and or procure that any of its Subsidiaries will make, any material change in the scope or nature of its business which would constitute a material change in the business of the Borrowers taken as a whole.

10.2                           By accepting this Facility Letter, each Borrower undertakes for so long as any liability remains outstanding hereunder that, save with the prior written consent of the Bank, the amount of outstanding drawings hereunder shall not at any time exceed:

(a)                                  70% of the value of the Properties; or

(b)                                 66% of the face value of the Eligible Trade Debtors of Landis Lund (a division of UNOVA U.K. Limited); or

(c)                                  66% of the face value of the Eligible Trade Debtors of Lamb (a division of UNOVA U.K. Limited); or

(d)                                 66% of the face value of the Eligible Trade Debtors of Cincinnati Machine U.K. Limited to be determined by the Bank; or

(e)                                  66% of the face value of the Eligible Trade Debtors of Intermec Technologies U.K. Limited to be determined by the Bank.

In the case of the Properties such value shall be determined from time to time on an open market value basis by professional valuers acceptable to the Bank.

11.                                 Information

11.1                           Each Borrower undertakes to provide to the Bank:

(a)                                  copies of its audited consolidated accounts (including profit and loss account and balance sheet) as soon as they are available and not later than 180 days from the end of each accounting reference period together with its quarterly unaudited management accounts as soon as available and within 60 days of the end of each financial quarter except the final quarter which is to be received within 90 days;

(b)                                 copies of its monthly aged trade debtor analysis as soon as available and within 30 days of the end of each calendar month;

(c)                                  copies of any circular issued to its shareholders or holders of loan capital at the same time as received by its shareholders or holders of loan capital; and

(d)                                 within 7 days following request (unless otherwise agreed by the Bank), any other information which the Bank may reasonably request from time to time.

11.2                           UNOVA, Inc. undertakes to provide to the Bank:

(a)                                  copies of its audited consolidated accounts (including profit and loss account and balance sheet) as soon as they are available and not later than 90 days from the end of each accounting reference period together with its quarterly unaudited management accounts as soon as available and within 60 days of the end of each financial quarter except the final quarter which is to be received within 90 days;

(b)                                 a copy of each covenants compliance certificate delivered to Co-Agents under Section 5.2(d) of the US Facility Agreement, at the same time as delivered to such Co-Agents; and

(c)                                  within 7 days following request (unless otherwise agreed by the Bank), any other information which the Bank may reasonably request from time to time.

11.3                           In the event of any Borrower adopting any proposed change in accounting principles for the purposes of its audited consolidated accounts from those on the basis of which its most recent audited consolidated accounts as at the date of this Facility Letter were prepared, then, if the Bank is of the opinion that any such change materially affects any of the financial covenants detailed in clause 10.2 above, it shall be entitled to require such financial covenants to be amended in such manner as it may deem appropriate to reflect such change (but so as to place no more onerous obligation on the Borrowers than the existing financial covenants as if no such change in accounting principles had occurred).

12.                                 Payments

12.1         All payments by each Borrower, whether of principal, interest or otherwise, shall be made to the Bank (or such other bank as the Bank may specify from time to time) for value on the due date by such times and in such funds as the Bank may specify as being customary at the time for settlement of transactions in the relevant currency in the place for payment, without set-off or counterclaim and free of any deduction or withholding for or on account of tax unless such Borrower is compelled by law to make such a payment subject to the deduction or withholding of tax.

12.2                           If a Borrower is compelled by law to make any such deduction or withholding, or the Bank is compelled by law to make any payment in respect of tax (other than tax on overall net income), in each case from or in respect of any amount payable or paid by such Borrower hereunder, such Borrower will pay to the Bank such additional amount as is required to ensure that the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received if no such deduction, withholding or payment had been made.

12.3                           All taxes required by law to be deducted or withheld by a Borrower from any amounts payable or paid hereunder shall be paid by such Borrower to the appropriate authority within the time allowed for such payment under applicable law and such Borrower shall, within 30 days of the payment being made, deliver to the Bank evidence reasonably satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

12.4                           The Bank shall be entitled to adjust the dates for the making of payments under the Facility, and the duration of interest periods, where in the Bank’s opinion it is necessary to do so in order to comply with the practice from time to time prevailing in the London Interbank Market or any other financial market relevant for the purposes of the Facility.

13.                                 Events of Default

In the event of:

(a)                                  failure by any Borrower to make any repayment of principal, or payment of interest or other money, under this Facility Letter on its due date unless such failure is caused solely by technical or administrative delays and repayment or payment is made within three Business Days of the due date; or

(b)                                 (i)                                     a breach by any Borrower in the performance of any of its obligations under clauses 9, 10.1 (other than under (e) or (f) thereof)  or 11; or

(ii)                                  a breach by any Borrower in the performance of any of its obligations under clause 10.2, if such breach (if sufficient funds are available for drawing under the US Facility or are otherwise available to UNOVA, Inc. and/or its Subsidiaries to remedy such breach) shall continue unremedied for three Business Days; or

(iii)                               a breach by any Borrower in the performance of its obligations under clauses 10.1 (e) or (f), of this Facility Letter if such breach (if capable of remedy) shall continue unremedied for 7 days; or

(iv)          a breach by any Borrower or any Guarantor in the performance of any other obligations, covenants or undertakings under this Facility Letter or any guarantee and/or security held by the Bank for the Facility and such breach (if capable of remedy) shall continue unremedied for 21 days; or

(c)                                  any approval, authorisation, consent or clearance which is required either to ensure that this Facility Letter and the security and the guarantees referred to in clause 3 above are valid, binding and enforceable or to enable the obligations thereby created to be duly performed, ceasing to be in full force and effect or it becoming unlawful for the Borrower or any other person to perform all or any of its obligations under this Facility Letter or under any security or guarantee referred to in clause 3 above, or any such document not being or ceasing to be legal, valid and binding on it; or

(d)                                 a petition being presented, an order being made or a meeting being convened or an effective resolution being passed, for winding up any Borrower or UNOVA, Inc. (or any Subsidiary where such action could reasonably be expected to have a Material Adverse Effect) (except for the purpose of a reconstruction or amalgamation while solvent on terms previously approved in writing by the Bank), or a petition being presented or an order being made for the administration of any Borrower or UNOVA, Inc. (or any Subsidiary where such action could reasonably be expected to have a Material Adverse Effect); or

(e)                                  an encumbrancer taking possession or an administrator, liquidator, provisional liquidator, receiver, manager, trustee, sequestrator or similar officer being appointed of all or any of the assets of any Borrower or UNOVA, Inc. (or any Subsidiary where such action could reasonably be expected to have a Material Adverse Effect); or

(f)                                    a distress, execution, attachment or other legal process being levied, enforced or sued out against any of the assets of any Borrower or UNOVA, Inc. (or any Subsidiary where such action could reasonably be expected to have a Material Adverse Effect) and not being discharged or paid in full within five Business Days; or

(g)                                 any Borrower or UNOVA, Inc. (or any Subsidiary where such action could reasonably be expected to have a Material Adverse Effect) suspending payment of its debts or being unable to pay its debts as they fall due, or being deemed, under Section 123 of the Insolvency Act 1986, to be unable to pay its debts; or

(h)                                 any Borrower or UNOVA, Inc. (or any Subsidiary where such action could reasonably be expected to have a Material Adverse Effect) proposing or entering into a voluntary arrangement (within the meaning of Section 1 of the Insolvency Act 1986) or taking or being subjected to any proceedings under any law, or commencing negotiations with one or more of its creditors, for the readjustment, rescheduling or deferment of its debts generally, or proposing or entering into any general assignment or composition with or for the benefit of its creditors; or

(i)            control of any Borrower or UNOVA, Inc. passing or having passed, whether by virtue of any agreement, offer, scheme or otherwise, to any person or persons (including institutions or companies), either acting individually or in concert, without the prior written consent of the Bank, (“control” having the meaning ascribed to it in relation to a body corporate by Section 840 of the Income and Corporation Taxes Act 1988) provided that an intra-group re-organisation will not give rise to a breach of this clause 13(i) so long as each Borrower remains a wholly-owned Subsidiary of UNOVA, Inc. (whether directly or indirectly); or

(j)                                     any Borrower, UNOVA, Inc.  or any Subsidiary ceasing or threatening to cease to carry on all or a substantial part of its business or operations, or selling, transferring or otherwise disposing of the whole or a substantial part of its undertaking or assets, whether by a single transaction or a number of transactions, where such cessation could reasonably be expected to have a Material Adverse Effect, without the prior written consent of the Bank; or

(k)                                  any default shall occur under any agreement or instrument under or pursuant to which any other financial indebtedness of UNOVA, Inc. or any of the Borrowers (A) the individual outstanding principal amount of which exceeds $5,000,000 (or its currency equivalent) or (B) the aggregate principal amount of which exceeds $5,000,000 (or its currency equivalent),  and such default shall continue for more than the period of grace (if any) therein specified, if the effect thereof (with or without the giving of notice or lapse of time or both) is:-

(X)                               to accelerate, or to permit the holders of any such financial indebtedness to accelerate, the maturity of any such financial indebtedness; or

(Y)                                to result in any such financial indebtedness being declared due and payable or be required to be prepaid (other than by regularly scheduled required prepayments) prior to the stated maturity thereof;

or

(l)                                     there occurs an event having a Material Adverse Effect; or

(m)                               the cessation for any reason of any consent, authorisation, licence and/or exemption which is required to enable any Borrower, Subsidiary or any Guarantor to carry on all or any material part of its business, or the taking by any governmental, regulatory or other authority of any action in relation to any Borrower, Subsidiary or any Guarantor (whether or not having the force of law) which, in any such case, could reasonably be expected to have a Material Adverse Effect; or

(n)                                 any Guarantor giving or purporting to give notice to determine its liability under any guarantee referred to in clause 3 above; or

(o)                                 any event occurring in relation to any Borrower under the laws of any other applicable jurisdiction which has an effect substantially similar to any of the events specified in this clause 13; or

(p)                                 any representation or warranty made by any Borrower or UNOVA, Inc. under this Facility Letter or for the purpose of obtaining the Facility, being incorrect in any material respect as at the date on which it is made or deemed to be made, then whilst any such Event of Default is continuing, all moneys owing under the Facility shall become repayable forthwith upon written demand by the Bank at any time and no further utilisation may be made under the Facility.  The Bank may, at any time after such demand (i) call for payment of full cash cover for all outstanding liabilities under the Ancillary Facility and/or the SFET and/or (ii) close out all or any contracts effected pursuant to the SFET.  At any time whilst an Event of Default is continuing the Bank may enforce its rights to appoint an administrative receiver or other enforcement rights under any security provided by the Borrowers in connection with this Facility and may make demand of any Guarantor.

The Bank reserves the right, at any time following a demand under this clause, to purchase with sterling any currency necessary to convert any amounts outstanding under the Facility together with interest accrued thereon, to sterling whereupon the Borrowers shall then become liable to pay the Bank forthwith the relevant sterling amounts, together with all costs and expenses incurred by the Bank.

14.                                 Interest on an Overdue Amount

14.1                           Any money payable under this Facility Letter which is not paid when due by the Borrowers shall bear interest on a daily basis from the due date to the date of actual payment.  Such interest shall be calculated by reference to successive default interest periods of such duration as the Bank may from time to time select, except that the first such period relating to any overdue amount in respect of the Sterling/Currency MML shall be such as to mature at the end of the interest period current at the time when such amount became due.

14.2                           Interest shall be charged at the rate per annum determined by the Bank to be equal to 1% above the rate which would otherwise have been applicable to such overdue amount under the provisions of the relevant Schedule if such amount had been non-overdue principal (except that in the case of any amount that does not have an applicable interest rate hereunder the rate charged shall be 3% per annum over the Bank’s Base Rate current from time to time).  Interest so accrued shall be due on demand or (in the absence of demand) on the last day of the default interest period in which it accrued and, if unpaid, shall be compounded on the last day of that and each successive interest period.  Interest shall be charged and compounded on this basis both before and after any judgement obtained under this Facility Letter.

15                                    Assignment and Transfer

15.1                           No Borrower may assign or transfer any of its rights or obligations under or in respect of this Facility Letter.

15.2         The Bank may, at any time, assign and/or transfer all or any of its rights, benefits and/or obligations in respect of the Facility, in whole or in part, to any person or persons and may, subject to obtaining customary undertakings protecting the confidentiality of such information, disclose to any actual or prospective assignee or transferee (or to any other person (i) in connection with an actual or proposed securitisation of all or any part of the Bank’s loan assets from time to time or (ii) who may otherwise enter or propose to enter into contractual relations with the Bank in relation hereto) any information relevant to the Facility in the Bank’s possession relating to the Borrowers and the Subsidiaries and any related security or guarantee.  Other than in connection with an actual or prospective securitisation referred to in (i), the Bank shall obtain the Borrowers’ prior written consent to any assignment or transfer (such consent not to be unreasonably withheld or delayed).

16.                                 Miscellaneous

16.1                           All notifications or determinations given or made by the Bank under this Facility Letter shall be conclusive and binding on each Borrower, except in any case of manifest error.

16.2                           No delay or omission by the Bank in exercising any right or power under this Facility Letter shall impair such right or power, and any single or partial exercise of it shall not preclude any other right or power. The rights and remedies of the Bank under this Facility Letter are cumulative and not exclusive of any right or remedy provided by law.

16.3                           Each Borrower shall indemnify the Bank on demand (without prejudice to the Bank’s other rights) for any expense, loss or liability incurred by the Bank in consequence of (i) any failure by any Borrower to borrow in accordance with a notice of drawing given by it to the Bank, or (ii) any default or delay by any Borrower in the payment of any amount when due under this Facility Letter, or (iii) the occurrence or continuance of any event referred to in clause 13 above, or (iv) all or part of the Facility being prepaid or repaid for any reason otherwise than on the maturity of the then current interest period including, without limitation, any loss (other than loss of margin), expense or liability sustained or incurred by the Bank in any such event in liquidating or re-deploying funds acquired or committed to fund, make available or maintain the Facility (or any part of it).

16.4                           Any sum of money at any time standing to the credit of any Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time after the occurrence of an Event of Default (without notice to the Borrower), in or towards the payment or discharge of any indebtedness now or subsequently owing to the Bank by such Borrower and the Bank may use any such money to purchase any currency or currencies required to effect such application.

16.5                           If, for any reason, any amount payable under this Facility Letter is paid or is recovered in a currency (the “other currency”) other than that in which it is required to be paid (the “contractual currency”), then, to the extent that the payment to the Bank (when converted at the then applicable rate of exchange) falls short of the amount unpaid under this Facility Letter, the Borrower shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall.  For the purposes of this clause the expression “rate of exchange” means the rate at which the Bank is able as soon as practicable after receipt to purchase the contractual currency in London with the other currency.

16.6                           If the UK moves to the third stage of EMU, the Bank shall be entitled to make such changes to this Facility Letter as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in the euro and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this Facility Letter).

16.7                           A person who is not a party to this Facility Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefits of this Facility Letter.

17.                                 Interpretation

17.1                           In this Facility Letter, unless the context otherwise requires:

“Best Rating Guide” means the rating guide published in the US under the name “Best Rating Guide”;

“Business Day” means a day on which the relevant London financial markets and the Bank are ordinarily open to effect transactions of the kind contemplated in this Facility Letter and, if a payment falls due under this Facility Letter, also a day on which banks in the principal financial centre for the relevant currency (as determined by the Bank) are open for dealings in such currency and if a payment is to be made in euros, on which such payment system as the Bank chooses is operating for the transfer of funds for the same day value;

“Co- Agents” has the meaning given to it in the US Facility Agreement;

“Disposal Proceeds” means the gross proceeds received in respect of a disposal referred to in sub-paragraph (b) of the definition of “Permitted Disposal” less the amount of any present and future taxes payable with respect to any gain resulting from such disposal, and all third party costs, fees and expenses properly incurred in arranging and effecting such disposal;

“Eligible Trade Debtors” means, at any time in respect of any Borrower or any division of any Borrower, the unencumbered book debts of such Borrower as appearing in its books at such time but excluding:

(a)                                  each debt due to such Borrower from any of its Subsidiaries,

(b)                                 each debt which has not been paid within 90 days (unless otherwise agreed by the Bank) after the date of the original invoice relating thereto,

(c)           each debt which is not (i) due from a debtor incorporated in the European Union, Switzerland, Norway, The United States of America or Canada, or (ii) due from a wholly owned Subsidiary (wherever situate, subject to compliance by the Bank with applicable laws, regulations and the Bank’s internal compliance policies) of, BMW AG, Daimler-Chrysler AG, Fiat S.p.A., Ford Motor Company, General Motors Corporation, Hyundai Motor Company, Renault S.A., Peugeot S.A. or Volkswagen AG in each case subject to periodic review by the Bank, or (iii) guaranteed or insured by the Export Credits Guarantee Department or other UK Government department or agency,

(d)                                 each debt due from Cyltec LLC, and

(e)                                  each debt in respect of retention monies due (forming all or part of any invoiced amount);

“EMU” means Economic and Monetary Union as contemplated in the Treaty establishing the European Community, as amended from time to time;

“Encumbrance” includes any mortgage, charge, pledge, lien (other than a lien arising solely by operation of law in the ordinary course of business and securing amounts not more than 90 days overdue for payment), assignment by way of security, hypothecation, security interest or other agreement or arrangement which results in (or has substantially the same commercial effect as) the creation of security (but excluding title retention agreements or arrangements entered into in the ordinary course of trading and not otherwise falling within this definition) and any right on the part of any person to call for the creation of any of the foregoing, in each case whether relating to existing or future assets;

“euro” and “€” means the single currency of the participating Member States adopted under the Council Regulation (EC) No 974/98;

“Event of Default” means any event or circumstance referred to in clause 13;

“Expiry Date” has the meaning given to it in clause 2;

“Facility” means the facility made available under this Facility Letter (as reduced from time to time in accordance with its provisions);

“financial indebtedness” means, without duplication, all liabilities, obligations and indebtedness of any Borrower, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables but including (a) all obligations and liabilities of any person secured by any Encumbrance on any Borrower’s or Guarantor’s  property, even though such Borrower or Guarantor shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in financial indebtedness only to the extent of the book value of such property as would be shown on a balance sheet of such Borrower or Guarantor prepared in accordance with either UK or US generally accepted accounting standards (as applicable to the entity in question); (b) all obligations or liabilities created or arising under any finance lease or conditional sale or other title retention agreement with respect to property used or acquired by any Borrower or Guarantor, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in financial indebtedness only to the extent of the book value of such property as would be shown on a balance sheet of such Borrower or Guarantor prepared in accordance with either UK or US generally accepted accounting standards (as applicable to the entity in question); (c) all obligations and liabilities under guarantees; and (d) the present value (discounted at the greater of Bank of America N.A.’s “prime rate” or  0.50% above US Federal Funds Rate) of lease payments due under synthetic leases;

“indebtedness” includes any obligation for the payment or repayment of money, whether actual or contingent, present or future, secured or unsecured, and whether incurred as principal or surety or otherwise;

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrowers and Guarantors taken as a whole; (b) a material impairment of the ability of the Borrowers and the Guarantors taken as a whole to perform under the Facility Letter and any guarantee or security provided in connection with the Facility Letter; or (c) a material adverse effect on the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of this Facility Letter or any such guarantee or security;

“month” means a period starting on one day in a calendar month and ending on the corresponding day in the next calendar month or, if that is not a Business Day, on the next Business Day unless that falls in another calendar month in which case it shall end on the preceding Business Day, save that where a period starts on the last Business Day in a month or there is no corresponding day in the month in which the period ends, that period shall end on the last Business Day in the later month;

“Operating Cashflow” means, in relation to any accounting reference period of any Borrower, such Borrower’s Total Operating Profit plus amounts charged to depreciation, capital receipts from the disposals of assets and funds received from equity subscription and capital issues minus corporation tax paid and capital expenditure plus or minus movements in working capital (each as shown in such Borrower’s audited financial statements delivered to the Bank in accordance with clause 11.1 for such accounting reference period);

“Parent” means a parent undertaking of a Borrower within the meaning of Section 258 of the Companies Act 1985;

“Permitted Disposal” means (a) any sale of current assets in the ordinary course of trading by any Borrower or any Subsidiary, (b) a disposal which is referred to in the letter from UNOVA, Inc. to the Bank dated no later than the date hereof and is made in accordance with the terms of that letter, (c) any disposal to which the Bank has consented (such consent not to be unreasonably withheld or delayed) of plant, machinery or equipment made solely in connection with a Borrower entering into operating or finance leasing arrangements or (d) any other disposal by any Borrower or any Subsidiary agreed in writing from time to time between the Borrowers and the Bank;

“Permitted Loan” means any guarantee, bond, indemnity, loan or financial accommodation which either:

(a)                                  forms trade credit in the normal course of business, or

(b)                                 is made to any direct or indirect Subsidiary of UNOVA Inc. incorporated in Germany or Sweden, (each an “Approved Affiliate”) either (i) from the proceeds of any utilisation under the Sterling/Currency MML and does not exceed £5,000,000 when aggregated with all other loans or financial accommodation made by each Borrower and each UK Subsidiary to an Approved Affiliate from the proceeds of any utilisation under the Sterling/Currency MML or (ii) not from the proceeds of any utilisation under the Sterling/Currency MML;

“person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“Potential Event of Default” means any event or circumstance which, with the giving of notice, lapse of time or fulfillment of any other condition, would be an Event of Default;

“Properties” means the leasehold and freehold industrial units and offices at (i) Hampstead Avenue, Mildenhall, Suffolk (described and demised by a conveyance dated 14 April 1988 between Lamb-Sceptre Engineering Limited (1) and Litton U.K. Limited (2)), (ii) Eastburn Works, Skipton Road, Cross Hills, Keighly, West Yorkshire (title no. WYK393531), (iii) Kingsbury Road, Erdington, Birmingham (title no’s WM542569, WM542383, WM711536, WM542336, WM645192).

“$” means the lawful currency of the US;

“Sterling” and “£” means the lawful currency for the time being of the UK;

“Subsidiary” means a subsidiary undertaking of a Borrower within the meaning of Section 258 of the Companies Act 1985;

“Total Operating Profit” means, in relation to any accounting reference period of any Borrower, such Borrower’s total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations (as set out in Financial Reporting Standard No. 3) but ignoring any exceptional items (each as shown in such Borrower’s audited financial statements delivered to the Bank in accordance with clause 11.1 for such accounting reference period);

“Trade Debtors” means the value of the Eligible Trade Debtors of each of Cincinnati Machine U.K. Limited, Intermec Technologies U.K. Limited, Lamb Technicon (a division of UNOVA U.K. Limited) and Landis Lund (a division of UNOVA U.K. Limited);

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“UK Subsidiary” means any Subsidiary of the Borrower which is incorporated in the United Kingdom;

“US” means the United States of America;

“US Facility” means the facility made available under the US Facility Agreement;

“US Facility Agreement” means a syndicated facility agreement dated 12 July 2001 between (inter alia) UNOVA, Inc. and others as borrowers, Bank of America N.A. and Heller Financial, Inc. and others as lenders and/or agents (as amended, restated, extended or supplemented from time to time); and

“VAT” means value added tax or any similar tax substituted for it from time to time.

17.2                           References to any statutory provision includes any amended or re-enacted version of such provision with effect from the date on which it comes into force.

17.3                           Save where the context otherwise requires, any expression in this Facility Letter importing the singular shall include the plural and vice versa.

17.4                           References to a time of the day are references to the time in London.

17.5                           It is expressly stipulated that in the event of any conflict or inconsistency between the terms of any guarantee or security required delivered in connection with the Facility Letter, and the terms of this Facility Letter (as amended, replaced or extended from time to time) the terms of the Facility Letter (as so amended, replaced or extended) shall prevail

17.6                           So long as any amount remains outstanding under this Facility, it is expressly stipulated that clause 6(b) of the Bank’s standard form of debenture referred to in clause 3.1 of this Facility Letter shall be deemed to have been deleted, clause 6(d) thereof shall be deemed amended by the insertion of “which are necessary and useful in the conduct of its business” after “thereof” on the second line and by the insertion of the words “(ordinary wear and tear excepted)” at the end of clause 6(d) and that clause 14 of the Bank’s standard form of Guarantee referred to in clause 3.1 of this Facility Letter shall be deemed amended by the insertion of the words “(which shall be exercised in good faith using its reasonable credit judgement)” after the word “discretion” on the 18th line thereof and by the deletion of the word “absolute” on such line.

18.                                 Conditions Precedent

The Facility and the SFET will become available to the Borrowers for drawing only upon receipt by the Bank of the following in form and substance satisfactory to the Bank:

(a)                                  this Facility Letter as required under clause 21 below;

(b)                                 a certified true copy of a resolution of each Borrower’s Board of Directors and the Board of Directors of UNOVA, Inc:

(i)                                     accepting the Facility and the SFET and this offer on the terms and conditions stated within this Facility Letter;

(ii)                                  authorising a specified person, or persons, to countersign and return to the Bank the enclosed duplicate of this Facility Letter;

(iii)                               authorising the Bank to accept instructions and confirmations in connection with the Facility and the SFET signed in accordance with the Bank’s signing mandate current from time to time, and to accept instructions in connection with drawings under the Sterling/Currency MML and under the SFET, by telephone from any person specifically authorised to give such telephone instructions; and

(iv)                              containing confirmed specimens of the signatures of those officers referred to in (ii) and (iii) above, if not already known to the Bank; and

(c)                                  a legal opinion from the U.S. legal counsel to UNOVA, Inc. addressed to the Bank in a form satisfactory to the Bank and which opinion includes confirmation that UNOVA, Inc. is legally empowered to accept and enter into the terms and conditions of this Facility Letter.

19.                                 Governing Law and Jurisdiction

19.1                           This Facility Letter shall be governed by and construed in accordance with English law.

19.2                           Each Borrower and UNOVA, Inc. hereby irrevocably submit, for the exclusive benefit of the Bank, to the jurisdiction of the High Court of Justice in England (but without prejudice to the right of the Bank to commence proceedings against the Borrower in any other jurisdiction) and irrevocably waives any objections on the ground of venue or forum non conveniens or any similar grounds.

19.3                           Without prejudice to any other mode of service allowed under any relevant law,

(a)                                  UNOVA, Inc. irrevocably appoints UNOVA U.K. Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Facility Letter; and

(b)                                 agrees that the failure by a process agent to notify UNOVA, Inc. of the process will not invalidate the proceedings concerned.

20.                                 Notices

Every notice, request or other communication shall:

(a)                                  be in writing delivered personally or by prepaid first class letter or facsimile transmission;

(b)           be deemed to have been received by the Borrowers and UNOVA, Inc., in the case of a letter when delivered personally or 48 hours after it has been sent by first class post or, in the case of facsimile transmission, at the time of transmission with a facsimile transmission report or other appropriate evidence (provided that if the date of transmission is not a Business Day it shall be deemed to have been received at the opening of business on the next Business Day); and

(c)                                  be sent (i) to the Borrowers and UNOVA, Inc. at the address stated at the beginning of this Facility Letter and (ii) to the Bank at the address stated at the beginning of this Facility Letter, or to such other address in England as may be notified in writing by the relevant party to the other.

All communications by the Borrowers and UNOVA, Inc. shall be effective only on actual receipt by the Bank.

21.                                 Acceptance

If each of the Borrowers and UNOVA, Inc. wish to accept this offer, this Facility Letter and the enclosed duplicate should be signed below by an authorised officer on its behalf and the signed duplicate returned to the Bank.  This offer will remain available until 2 months from the date of this facility letter, after which it will lapse if not accepted.

Yours faithfully
for and on behalf of
BARCLAYS BANK PLC

/s/ John D. Oliver
John D. Oliver
Relationship Director

Accepted on the terms and conditions stated herein,

For and on behalf of

UNOVA U.K. Limited

by	/s/ Michael E. Keane

Date	March 10, 2004

Cincinnati Machine U.K. Limited

by	/s/ Michael E. Keane

Date	March 10, 2004

Intermec Technologies U.K. Limited

by	/s/ Michael E. Keane

Date	March 10, 2004

UNOVA, Inc.

By	/s/ Michael E. Keane

Date	March 10, 2004

SCHEDULE A

Sterling/Currency MML

The Sterling/Currency MML includes the option not only to draw by way of short term loans in sterling, but also for the Borrowers to draw by way of short term loans in US Dollars and euro if freely transferable and convertible into sterling and available to the Bank in the relevant amount for the relevant period in the normal course of business in the London Interbank Market.  The Bank shall be the sole arbiter of the availability of such currencies.

The Sterling/Currency MML may be drawn in one or more amounts each drawing to be a minimum amount of £500,000 (or the equivalent thereof in other currencies) and multiples of £50,000 (or the equivalent thereof in other currencies) thereafter for periods of a minimum seven days up to a maximum of 12 months at the Borrower’s option or other mutually agreed period but no drawing should be made for an interest period with a maturity date of more than three months beyond the Expiry Date.

When wishing to draw under the Sterling/Currency MML, the Borrower should telephone the Bank’s dealers at Global Treasury Services (“GTS”) on 0345-231160 on or shortly before the Business Day on which funds are required, stating the currency and the amount of the drawing, the period required and giving instructions for payment of the funds.  In the event these instructions do not stipulate that the funds must be credited to the Borrower’s current account with the Bank’s branch (the “Branch”) such instructions must be confirmed by letter to the Branch at the earliest opportunity.

Unless otherwise agreed between the Borrower and GTS, the interest rate on each drawing will be the aggregate of the Bank’s margin of 3% per annum plus LIBOR (to be conclusively determined by the Bank and dependent upon the conditions prevailing in the London financial markets) and any mandatory costs to compensate the Bank for the cost resulting from the imposition from time to time under the Bank of England Act 1998 and/or by the Bank of England and/or the Financial Services Authority (the “FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing cash ratio deposits or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the sum) for the period of drawing.

Interest will be payable without deduction at the maturity of each drawing, and calculated on the basis of actual days elapsed over a 365 day year for sterling drawings and a 360 day year for currency drawings (or if market practice differs, in accordance with the normal market practice for the relevant currency).

Each drawing, together with interest thereon, will be repaid on its maturity date in the currency in which such drawing is outstanding in accordance with the provisions of clause 12 of this Facility Letter.

SCHEDULE B

Sterling Overdraft

The Sterling Overdraft will be available on the Borrower’s current account at the Bank’s branch at 210 High Street, Hounslow, Middlesex TW3 1DL (the “Branch”) with interest charged at a rate of 1% per annum over the Bank’s Base Rate current from time to time. Interest together with other charges will be debited to the Borrower’s current account at the Branch quarterly in arrear in March, June, September and December each year or at such other times as may be determined by the Bank, and such interest will be calculated on the basis of actual days elapsed over a 365 day year (or on such other day count basis as the Bank considers is consistent with the then applicable market practice for facilities of this kind).

SCHEDULE C

Ancillary Facility - Guarantees, Bonds and Indemnities

The Bank is prepared to consider issuing guarantees, bonds and indemnities on behalf of any Borrower in respect of normally accepted and commercial transactions, up to a limit of £10,500,000 (ten million and five hundred thousand pounds) subject to prior agreement with the Bank and receipt of the necessary counter indemnities.

(Within this facility we have allocated to Barclays Frankfurt EUR2,474,976.00 to Honsberg Lamb Sonderwerkzeugmaschinen GmbH and therefore the revised sub-limit is £8,790,000 (eight million seven hundred and ninety thousand pounds).

Commission at the rate of 1% per annum of the principal amount of each outstanding guarantee, bond and indemnity will be payable by the relevant Borrower to the Bank, quarterly in advance.

SCHEDULE D

SFET

The SFET covers the maximum liability of the Borrower to the Bank outstanding at any time under contracts of not more than 12 months duration for the forward purchase or sale of foreign currency for delivery at a future date and the spot purchase or sale of foreign currencies, but excludes purchases or sales where the Bank is required irrevocably to pay away funds prior to receiving firm confirmation of incoming cover.

When wishing to utilize the SFET the Borrower should telephone the Bank’s dealers on 0345-231160. All payment and delivery instructions are to be advised to and processed by the Branch and confirmed by letter at the earliest opportunity.

SCHEDULE

Calculation of the Mandatory Cost

1.                                       The Mandatory Cost is an addition to the interest rate to compensate the Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, a rate per annum (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3.                                       The Additional Cost Rate for the Bank if lending from a Facility Office in a Participating Member State will be the percentage notified by the Bank to the Borrower as being its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

4.                                       The Additional Cost Rate for the Bank if lending from a Facility Office in the United Kingdom will be calculated as follows:

(a)                                  in relation to the sterling Advance:

AB + C(B-D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)                                 in relation to an Advance in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A                                      is the percentage of Eligible Liabilities (assuming thse to be in excess of any stated minimum) which the Bank is from time to time required to maintain as an interest free cash ration deposit with the Bank of England to comply with cash ration requirements.

B                                        is the percentage rate of interest (excluding the Bank’s margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in clause 14.2) payable for the relevant Interest Period on the Advance.

C                                        is the percentage (if any) of Eligible Liabilities which the Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing Special Deposits.

E                                         is designed to compensate the Bank for amounts payable under the Fees Rules and is calculated as the rate of charge payable by the Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Bank as being the average of the Fee Tariffs applicable to the Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Bank.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above, formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. Will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded upward, if necessary, to the next 1/16%.

7.                                       Any determination by the Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Bank shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

8.                                       The Bank may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the parties hereto.